EXHIBIT 99.1
K-TRON INTERNATIONAL, INC.	NEWS
Routes 55 & 553, PO Box 888
Pitman, NJ 08071-0888
(856) 589-0500
FAX (856) 582-7968
www.ktroninternational.com
E-mail: ktii@ktron.com

For Release:	Immediately

Contact:	Ronald Remick, Senior Vice President and Chief Financial Officer
Tel: (856) 256-3311 E-mail: rremick@ktron.com

K-TRON ANNOUNCES NEW CHIEF FINANCIAL OFFICER

CHANGE TO TAKE PLACE ON MAY 30, 2009

Pitman, New Jersey - - March 26, 2009 - -  K-Tron International, Inc. (NASDAQ-GS: KTII) today announced that Robert E. Wisniewski has been elected Senior Vice President, Chief Financial Officer and Treasurer, effective May 30, 2009, replacing Ronald R. Remick who will retire on that date.

Mr. Wisniewski, 55, is currently Vice President, Finance of K-Tron America, Inc. and Chief Financial Officer of the global K-Tron Process Group, which is one of the Company’s two lines of business.  He joined K-Tron in these positions in February 2008 from ELB Capital Management LLC and FB Capital Partners, LP, two private equity/income partnerships where he had been a Managing Director since June 2005.  Mr. Wisniewski brought to K-Tron a broad background with considerable experience in manufacturing and public accounting.  He spent 11 years with Ernst & Young (June 1975-July 1986) and 14 years with Moore Products Company, a NASDAQ-listed company similar in size to K-Tron that provided technology solutions to the process automation industry worldwide (August 1986-January 2000). At Moore Products, Mr. Wisniewski began as Controller and rose to the position of Chief Financial Officer and Treasurer.  After that company was sold to Siemens in 2000, Mr. Wisniewski stayed on through a transition period with Siemens Moore Process Automation, Inc. (February 2000-August 2000) and then served as the Executive Vice President and Chief Financial Officer of Hospitality Solutions International, Inc. (September 2000-April 2002) and of Safeguard Business Systems, Inc. (June 2002-August 2003) and also worked as an independent financial and management consultant from September 2003 to May 2005.

Mr. Wisniewski holds a Bachelor of Science degree in economics (major in accounting) from The Wharton School at the University of Pennsylvania, and he recently completed all course work for a Master of Science degree in Organizational Dynamics from the University of Pennsylvania.  He is a certified public accountant.

In announcing Mr. Wisniewski’s election, K-Tron Chairman and Chief Executive Officer Edward B. Cloues, II said that “K-Tron is indeed fortunate to have a seasoned executive of Bob Wisniewski’s caliber ready to replace Ron Remick as the Company’s Chief Financial Officer when Ron retires at the end of May.  Bob’s deep technical knowledge, his many years of financial management experience and his current role as the financial head of our global Process Group and key member of its management team make him eminently well qualified to serve as K-Tron’s new CFO.  He knows our people and businesses well, and the Board and I are confident that in his new role Bob will be a very valuable contributor to K-Tron’s future success.”

Mr. Cloues then thanked Mr. Remick for his nearly ten years of outstanding service to K-Tron.  “Ron joined the Company in May 1999 as our Senior Vice President, Chief Financial Officer and Treasurer, after a distinguished 26-year career at Atlantic Richfield Company and ARCO Chemical Company.  His individual accomplishments at K-Tron have been far too many to recite, but he has played key roles in corporate finance, domestic and international treasury, strategic business planning and acquisitions, information systems and investor relations.  We will miss his advice, guidance and dedication to our business and our employees, and all of us at K-Tron wish Ron and his wife Karen all the best following his retirement.  As previously mentioned, Ron will continue in his current position through the end of May and will work closely with Bob to ensure a smooth transition of CFO responsibilities.”

K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets.  The Company has manufacturing facilities in the United States, Switzerland and the People’s Republic of China, and its equipment is sold throughout the world.

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